EXHIBIT 4.1

[EXECUTION COPY]

AMENDMENT NO. 1
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of February 19, 2010 (this “Amendment”), among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement referred to below.

RECITALS

WHEREAS, on November 20, 2009, Borrowers and Lender entered into that certain Amended and Restated Loan and Security Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender made advances and other extensions of credit available to Borrowers.

WHEREAS, Events of Default under Section 9.1 and Section 9.2 of the Loan Agreement exist as a result of a breach of Section 2.1(c) and Section 2.6(a)(i) of the Loan Agreement (such Events of Default hereinafter referred to as the “Specified Events of Default”).

WHEREAS, Borrowers anticipate being in default under Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(a) for the Measurement Period ending December 31, 2009 and January 31, 2010 (such anticipatory defaults hereinafter referred to as the “Specified Anticipatory Defaults”).

WHEREAS, Borrowers have requested that Lender provide a multiple advance term loan to Borrowers, the proceeds of which shall be used to purchase equipment from suppliers acceptable to Lender and subject to purchase orders to such suppliers that are approved by Lender in its sole discretion.

WHEREAS, Lender is agreeable to amend the terms of the Loan Agreement as herein provided, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

§1.          Amendments to Loan Agreement and Exhibits Thereto.  The Loan Agreement and Exhibits thereto are hereby amended as provided in the marked pages of the Loan Agreement and such Exhibits attached hereto as Exhibit A.

§2.          Ratification of Loan Documents, Etc.  Each Borrower hereby adopts again, ratifies and confirms in all respects, as its own act and deed: (i) each of the Loan Agreement and the other Loan Documents to which such Borrower is a party; (ii) the grant of a security interest under the Loan

Agreement and the other Loan Document in the Collateral, together with any and all UCC financing statements, United States Patent and Trademark Office recordings, United States Copyright Office recordings, and other instruments or documents previously executed in connection therewith to create, evidence, perfect or preserve the priority of such security interest and Lien in favor of Lender; (iii) each of the other instruments or documents delivered in connection with the Loan Agreement or any of the Loan Documents and purported to be executed by it and acknowledges that all of the foregoing Loan Documents and other instruments, documents, filings and recordings shall continue in full force and effect.  Each pledgor under a Pledge Agreement hereby adopts again, ratifies and confirms in all respects, as its own act and deed, each pledge granted by such pledgor thereunder.  By its signature below, each Borrower hereby consents to this Amendment, and after taking into account this Amendment, acknowledges that this Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document under which such Borrower acts as a secondary obligor, if any.

§3.          Representations and Warranties.  Each Borrower hereby represents and warrants to Lender as follows:

(a)           The execution and delivery of this Amendment and the performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby (i) are within the corporate or company authority of each Borrower, as applicable, (ii) have been duly authorized by all necessary corporate and company proceedings, as applicable, (iii) do not and will not contravene with (A) any provision of law, statute, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (B) such Borrower’s certificate or articles of incorporation or formation, other charter documents, by-laws or limited liability company agreements, other company agreements, or any stock or membership provision or any amendment thereof or (C) the provisions of any contract or agreement binding upon such Borrower.

(b)           The execution and delivery of this Amendment and performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby are valid and legally binding obligations of each Borrower, enforceable against each such Borrower in accordance with the respective terms and provisions hereof.

(c)           No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or subdivision thereof, is required to be obtained in connection with the execution and delivery of this Amendment, the performance by Borrowers and their Subsidiaries of their obligations under this Amendment and the Loan Agreement as amended hereby or the legality, validity, binding effect or enforceability of any of the Loan Documents.

(d)           Each of the representations and warranties of such Borrower contained in the Loan Agreement as amended hereby or in any document or instrument delivered pursuant to or in connection with the Loan Agreement as amended hereby are true and correct in all material respects (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct) as of the date hereof.

(e)           After taking into account this Amendment, no Event of Default (other than the Specified Events of Default) has occurred and is continuing, and no event has occurred and is continuing that, with the passage of time or giving of notice, or both, would constitute an Event of Default (other than the Specified Anticipatory Defaults); and

§4.          Conditions to Effectiveness.  This Amendment shall become effective upon the receipt by Lender of each of the following items, provided that each of the following items are delivered or performed on or before February 19, 2010:

(a)           Lender shall have received a duly executed copy of this Amendment by Borrowers.

(b)           Lender shall have received a duly executed Equipment Term Loan Note by Borrowers.

(c)           Lender shall have received financial and business projections for the remainder of the 2010 calendar year, which financial and business projections shall be determined after taking into effect this Amendment and shall have been approved by each Borrower’s board of directors and be in form and substance reasonably acceptable to Lender.

(d)           Lender shall have received copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Borrower, in each case, of its certificate of incorporation or formation, as applicable (each certified by the Secretary of State of the State of such Borrower’s incorporation or formation, as applicable, as of a recent date), its by-laws or limited liability company agreement, as applicable, (or, to the extent that there have been no amendments or modifications to such documents since the date such documents were last delivered to Lender, and such documents remain in full force and effect, Lender shall have received a certification with respect thereto), its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party, the incumbency of its officers authorized to sign the Loan Documents (which shall identify by name and title and bear the signatures of the authorized officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party (or, to the extent that the authorized officers of the applicable Person remains the same as the certification received as of the Closing Date, Lender shall have received a certification with respect thereto), which such documents shall be in form and substance reasonably satisfactory to Lender and upon which certificate Lender shall be entitled to rely until informed of any change in writing by such Borrower.

(e)           Lender shall have received certificates of good standing in each Borrower’s jurisdiction of incorporation or formation.

(f)            Borrowers shall have paid in immediately available funds (i) all costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of Lender and (ii) all reasonable fees and expenses of Morgan, Lewis & Bockius LLP, counsel to Lender.

(g)           Lender shall have received such other documents as Lender or its counsel may have reasonably requested.

§5.          Effect of Amendment.  Except as expressly set forth herein, this Amendment does not constitute an amendment of any term or condition of the Loan Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Nothing contained in this Amendment shall be construed to imply a willingness on the part of Lender to grant any similar or other future amendments of any of the terms and conditions of the Loan Agreement or the other Loan Documents.  Nothing contained in this Amendment shall in any way prejudice, impair or otherwise adversely affect any rights or remedies of Lender under the Loan Agreement, as amended, or any other Loan Document generally and specifically in respect of the Specified Events of Default and/or the Specified Anticipatory

Defaults.  Nothing contained in this Amendment shall be construed to constitute a waiver or forbearance of the Specified Anticipatory Defaults or the Specified Events of Default, which, shall continue to exist following the effectiveness of this Amendment and for which Lender shall continue to have all rights and remedies of Lender under the Loan Documents in respect thereof.  This Amendment shall constitute a Loan Document.

§6.          Release.  Each Borrower, on behalf of itself and its affiliates, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, liabilities, responsibilities, disputes, obligations, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Amendment (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against either Lender or Holder, or any of their respective subsidiaries, affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of the Existing Loan Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement, the Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties under the Existing Loan Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement and the Loan Documents; provided that nothing in this Amendment shall be deemed to release Lender from any of its obligations under the Loan Agreement or Holder from any of its obligations under the Existing Warrant Agreement.  Each Borrower hereby acknowledges that the agreements in this Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Amendment, each Borrower expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  The provisions of this Section 6 shall survive (i) the entry into the Loan Agreement and the Loan Documents, the payment in full of all Secured Obligations of Borrowers under or in respect of the Loan Agreement and the other Loan Documents and all other amounts owing thereunder and the termination of all such Loan Documents and (ii) the exercise by Holder of any and all of its rights under the Existing Warrant Agreement.

§7.          Miscellaneous.

(a)           Governing Law.  This Amendment has been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(b)           Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 7(c) is not applicable) arising in or under or related to this Amendment may be brought in any state or federal court located in the State of California.  By execution and delivery of this Amendment, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.  Service of process on any party hereto in any action arising out of or relating to this Amendment shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 of the Loan Agreement, and shall be deemed effective and received as set forth in Section 11.2 of the Loan Agreement.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(c)           Mutual Waiver of Jury Trial / Judicial Reference.

(i)            Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “SECTION 7 CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER.  This waiver extends to all such Section 7 Claims, including Section 7 Claims that involve Persons other than Borrowers and Lender; Section 7 Claims that arise out of or are in any way connected to the relationship between any Borrower and Lender; and any Section 7 Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Amendment.

(ii)           If the waiver of jury trial set forth in Section 7(c)(i) is ineffective or unenforceable, the parties agree that all Section 7 Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(iii)          In the event Section 7 Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 7(b), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Section 7 Claims are otherwise subject to resolution by judicial reference.

(d)           Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

(e)           Payment of Fees.  Each Borrower hereby agrees to pay Lender, on demand by Lender, all Lender Expenses and all other professional fees set forth in Section 11.11 of the Loan Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Borrowers and Lender have duly executed and delivered this Amendment No. 1 to Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWERS:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, President

OPT ACQUISITION LLC

By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC

By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, President

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel

Exhibit A

(Please see attached)

[~~EXECUTION VERSION~~]Exhibit A to Amendment No. 1 to Amended and Restated Loan and Security Agreement

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of November 20, 2009 and is entered into by and among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).

RECITALS

A.                                   Under the Existing Agreement (as defined below), Borrowers requested Lender to make available to them (i) a term loan (the “Existing Term Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Term Loan Commitment”) and (ii) a revolving facility (the “Existing Revolving Loan”) in an initial aggregate principal amount of $12,500,000 (the “Existing Revolving Loan Commitment”); and

B.                                     Under the First Amendment to Existing Agreement, dated as of November 19, 2008, the Existing Revolving Loan Commitment Amount was reduced to an aggregate principal amount of $9,000,000; and

C.                                     As of the date hereof and immediately prior to giving effect to this Agreement, the Existing Secured Obligations equal $22,725,811.89, of which (i) $9,102,836 constitutes the aggregate principal amount of all Existing Revolving Loans, (ii) $11,768,582 constitutes the aggregate principal amount of the Existing Term Loan, (iii) $68,422 constitutes the aggregate accrued and unpaid interest on all Existing Revolving Loans, (iv) $98,521 constitutes the aggregate accrued and unpaid interest on the Existing Term Loan, (v) $160,000 constitutes that unpaid portion of the Restructuring Fee under and as defined in the Existing Agreement and (vi) $1,527,450.89 constitutes all other outstanding Existing Secured Obligations; and

D.                                    As of the date hereof and immediately prior to giving effect to this Agreement, Lender assigned to Hercules Technology I, LLC a portion of its interest in the Existing Term Loan equal to $5,000,000, and substantially contemporaneously therewith, Hercules Technology I, LLC cancelled such $5,000,000 in exchange for 67,294,751 shares of common Capital Stock of Parent Borrower at par $0.00001; and

E.                                      In connection with the negotiations to restructure the Existing Agreement, Borrowers have requested that Lender amend and restate the Existing Agreement and restructure the Existing Term Loan and the Existing Revolving Commitments and continue such loans hereunder as follows: (i) a term loan A(the “Term Loan A”) in an initial aggregate principal amount of $5,500,000 (the “Term Loan A Commitment”), (ii) a term loan B(the “Term Loan B”) in an initial aggregate principal amount of $5,000,000 (the “Term Loan B Commitment”) and (iii) a revolving facility (the “Revolving Loan”) in an initial aggregate principal of $12,000,000 (the “Revolving Loan Commitment”); and

“Advance(s)” means, as of the Closing Date, a Revolving Loan Advance and, as of the First Amendment Effective Date, a Revolving Loan Advance or an Equipment Term Loan Advance, as applicable.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Parent Borrower on behalf of itself and of each Borrower to Lender in substantially the form of Exhibit A and in form and substance satisfactory to Lender.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended from time to time.

“Amended Side Letter Agreement” means that certain Amended Side Letter Agreement dated as of November 20, 2009, among the Borrowers and the Lender.

“Approved Exchange” means any of Nasdaq, the New York Stock Exchange or the American Stock Exchange, to the extent that the common Capital Stock of the Parent Borrower shall at the date of determination be then traded and subject to an effective listing on such exchange.

“Approved Projections” means those projections of the annual operational budget of the Parent Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements through the Term Loan B Maturity Date, delivered from time to time in accordance with the terms of this Agreement, all in form and substance, and with such supporting documentation and underlying assumptions, as reasonably acceptable to Lender and approved by Lender in writing.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower” or “Borrowers” has the meaning ascribed to such terms in the Preamble hereto.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Borrower or which any Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all service offerings that have been licensed or distributed by any Borrower since its respective incorporation or formation.

“Borrowing Base” means 85% of Eligible Accounts.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.1.

“Collateral Assignments of Acquisition Documents” means those certain Collateral Assignments of Acquisition Documents dated as of the closing date of any Permitted Acquisition, among the applicable Borrowers and Lender, providing for collateral assignment of the applicable Borrower’s or Borrower’s respective rights and interests, but not obligations, under the applicable Acquisition Documents to Lender, a form of which document is attached hereto as Exhibit J.

“Confidential Information” has the meaning given to it in Section 11.12.

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to consolidated net income of Parent Borrower and its Subsidiaries for the most recently completed applicable Measurement Period, plus (a) the following to the extent deducted in calculating such consolidated net income: (i) Consolidated Interest Expenses paid or accrued in such applicable Measurement Period, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such consolidated net income which do not represent a cash item in such period or any future period, in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period, (v) non-cash charges for stock based compensation, (vi) nonrecurring cash fees, costs, charges and expenses paid during such period incurred in connection with a Permitted Acquisition, (vii) non-recurring non-cash write-offs or write-downs of demo Equipment not to exceed $750,000 in the aggregate (in each case of or by the Parent Borrower and its Subsidiaries for such applicable Measurement Period), (viii) cash severance expenses in such amounts as are consistent with Parent Borrower’s severance plan as approved by Parent Borrower’s board of directors and otherwise mutually agreed upon by Parent Borrower and Lender, in Lender’s reasonable discretion, and (ix) fees, legal fees and expenses incurred and paid in connection with the preparation and negotiation of this Agreement[~~and~~], the 2009 Recapitalization and the First Amendment; and minus (b) the following, to the extent included in calculating such consolidated net income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing consolidated net income (in each case of or by Parent Borrower and its Subsidiaries for such applicable Measurement Period). For purposes of this calculation and without duplication, with respect to any period of determination, the consolidated adjusted EBITDA of a wholly-owned Subsidiary acquired as a result of a Permitted Acquisition, which shall be calculated in a manner consistent with the methodology set forth for Consolidated Adjusted EBITDA herein, may be included in the calculation of Consolidated Adjusted EBITDA as though such Permitted Acquisition was consummated on the first day of the applicable Measurement Period (the “Acquired Entity EBITDA”). The Acquired Entity EBITDA shall be calculated by reference to the audited financial results of the acquired entity, if available for such applicable Measurement Period, or if such audited financial results are not available for such Measurement Period, any unaudited financial results or management-prepared results as are approved by Lender in respect of such acquired entity.

“Consolidated Excess Cash Flow” means, as any date of determination, an amount equal to Consolidated Adjusted EBITDA of Parent Borrower and its Subsidiaries for the most recently

(f)                                    Accounts arising out of deferred revenue;

(g)                                 Accounts owing by an Affiliate of a Borrower;

(h)                                 Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the applicable Borrower, if necessary, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable Federal, state, county or municipal law restricting assignment thereof;

(i)                                     Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(j)                                     Accounts upon which the respective Borrower’s right to receive payment is not absolute or is contingent;

(k)                                  Accounts owing from any Person that (i) has disputed liability for any account owing from such Person, or (ii) has otherwise asserted any claim, demand or liability against the Parent Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided, however that for purposes of this clause (k), such accounts shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;

(l)                                     Accounts that do not arise out of the sales of goods or rendering of services in the ordinary course of the applicable Borrower’s business;

(m)                               Accounts payable other than in U.S. Dollars or that are otherwise on terms other than those normal or customary in the applicable Borrower’s business;

(n)                                 Accounts owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 9.6 of this Agreement;

(o)                                 Accounts as to which a consent has not been obtained or maintained as required by Lender;

(p)                                 Accounts not owned by the applicable Borrower free and clear of all Liens of any other Person other than the Liens in favor of Lender;

(q)                                 Accounts not subject to a first priority Lien in favor of Lender;

(r)                                    Equipment Accounts unless otherwise consented to by Lender in writing in its sole discretion as being “Eligible Accounts” for purposes hereof; and

(s)                                  Accounts the collection of which Lender determines in its good faith credit judgment to be doubtful.

“Embedded” has the meaning ascribed to such term in the Preamble hereof.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Equipment Accounts” means accounts (accounts receivable) arising from the sale or other transfer of equipment that was financed (in whole or in part) by one or more Equipment Term Loan Advance(s).

“Equipment Purchase Orders” means the purchase orders for equipment to be purchased by a Borrower from JACO, PowerUp or such other equipment supplier(s) acceptable to Lender in its sole discretion.

“Equipment Term Loan” means the multiple advance term loan permitted under this Agreement as of the First Amendment Effective Date, subject to the terms and conditions hereof.

“Equipment Term Loan Advance” means an advance of funds under the Equipment Term Loan.

“Equipment Term Loan Availability Period” means the period commencing on the First Amendment Effective Date and continuing through and including April 30, 2010.

“Equipment Term Loan Commitment” means, as of the First Amendment Effective Date, Three Million Dollars ($3,000,000), as such commitment may be reduced from time to time pursuant to the terms hereof.

“Equipment Term Loan Fee” means three percent (3%) of the purchase price identified in the Equipment Purchase Orders approved by Lender in its sole discretion for purposes of funding one or more Equipment Term Loan Advance, as determined by Lender.

“Equipment Term Loan Interest Rate” means one and one-half percent (1.5%) per month.

“Equipment Term Loan Lockbox” means a lockbox maintained with a financial institution acceptable to Lender in its sole discretion and in the name of Lender.

“Equipment Term Loan Maturity Date” means December 31, 2010.

“Equipment Term Loan Note” means a promissory note in substantially the form of Exhibit B-4.

“Event of Default” has the meaning given to it in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Agreement” means that certain Loan and Security Agreement dated as of May 1, 2008 among the Borrowers and Lender, as amended prior to the date hereof and as further amended and restated by this Agreement.

“Existing Loan Documents” means those certain “Loan Documents” executed and delivered in connection with the Existing Agreement from time to time.

“Existing Revolving Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Revolving Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Existing Secured Obligations” means all “Secured Obligations” arising under the Existing Agreement.

“Existing Term Loan” has the meaning ascribed to such term in the Recitals hereto.

“Existing Term Loan Commitment” has the meaning ascribed to such term in the Recitals hereto.

“Facility Charge” means an amount equal to $450,000.

“Financial Statements” has the meaning given to it in Section 7.1.

“First Amendment” means Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of February 19, 2010, among Borrowers and Lender.

“First Amendment Effective Date” means February 19, 2010.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Hercules LLC” means Hercules Technology I, LLC, a Delaware limited liability company.

“HIA” means Healthcare Informatics Associates, Inc., a Delaware corporation.

“HIA Indebtedness” means the obligations of ISC to HIA pursuant to the Subordinated Note and the Earn Out Agreement, each as defined in the HIA Subordination Agreement.

“HIA Subordination Agreement” means that certain Subordination Agreement executed and delivered by and among Lender, ISC and HIA dated as of May 1, 2008, as the same may be amended pursuant to the terms thereof from time to time.

“HIA Transaction” means the acquisition by Parent Borrower and ISC of certain assets of Healthcare Informatics Associates, Inc. pursuant to that certain Asset Purchase Agreement, dated as of September 30, 2007, among Parent Borrower, ISC, Heathcare Informatics Associates, Inc. and the stockholders identified therein of Heathcare Infomatics Associates, Inc.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrowers’ Copyrights, Trademarks, Patents, Licenses, trade secrets and inventions, mask works, Borrowers’ applications therefor and reissues, extensions, or renewals thereof; and Borrowers’ goodwill associated with any of the foregoing, together with Borrowers’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“ISC” has the meaning ascribed to such term in the Preamble hereof.

“Joinder Agreements” means for each Subsidiary not then a Borrower, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning ascribed to such term in the Preamble hereof.

“Lender Expenses” are all out-of-pocket audit fees and expenses, costs, and expenses (including reasonable fees and expenses of attorneys, financial advisors and other professionals) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Lender with respect to any Borrower.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest, and any filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan” or “Loans” means, collectively, the [~~Advances~~]Revolving Loan, the Term Loans and the Equipment Term Loan made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Security Documents, the Reaffirmation Agreement, the Amended Side Letter Agreement, the Waiver and Release Agreement, the HIA Subordination Agreement, any intercreditor agreements, any subordination agreements and any other documents executed or to be executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Mandatory Conversion Event” shall have the meaning assigned to such term in Section 2.9(b).

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or financial condition of Parent Borrower and its Subsidiaries taken as a whole; or (ii) the ability of any Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Material Agreements” means the Acquisition Documents, the charter documents (including, as applicable and without limitation, articles of formation and by-laws) of each of the Parent Borrower and its Subsidiaries, and the Subordinated Indebtedness Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Maximum Revolving Loan Amount” means $12,000,000.

“Maximum Term Loan A Amount” means $5,500,000.

“Maximum Term Loan B Amount” means $5,000,000.

“Measurement Period” means, at any date of determination, the most recently completed Twelve Month Measurement Period or Three Month Measurement Period, of Borrowers, as applicable.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Note(s)” means, collectively, the Revolving Notes, the Term Notes A[  ~~and/or~~],Term Notes B and/or the Equipment Term Loan Note.

“Opt” has the meaning ascribed to such term in the Preamble hereof.

“Overadvance” or “Overadvances” has the meaning ascribed to such terms in Section 2.1(c) hereof.

“Overadvance Period” means a period of up to twenty-eight (28) consecutive calendar days following the making of an Overadvance under Section 2.1(c) hereof.

“Overadvance Clean Down Period” means, with respect to any Overadvance and as of the date of determination, a period of fourteen (14) consecutive calendar days following the date the [~~Equipment~~] equipment financed with such Indebtedness; (iv) Indebtedness incurred in the ordinary course of business with corporate credit cards that also constitutes a Permitted Investment pursuant to clause (viii) of such definition; (v) Subordinated Indebtedness; (vi) reimbursement obligations in connection with letters of credit that are secured by cash or Cash Equivalents and issued on behalf of the Parent Borrower or a Subsidiary thereof in an amount not to exceed $350,000 at any time outstanding; (vii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding; and (viii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Parent Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments of a Borrower in any other Person existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Parent Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of each respective Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of Parent Borrower pursuant to employee stock purchase plans or other similar agreements approved by Parent Borrower’s Board of Directors, and loans to any employees, officers or directors of any Borrower, or the guarantee by any Borrower of any such loans made by a third party permitted pursuant to Section 7.9(c); (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Parent Borrower (or applicable Subsidiary) and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of each respective Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers with respect to such joint ventures or strategic alliances do not exceed $250,000 in the aggregate in any fiscal year; (xii) additional Investments that do not exceed $250,000 in the aggregate; and (xiii) Investments that result in or that constitute Permitted Acquisitions.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided, that Borrowers maintain adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of each respective Borrower’s business and imposed without action of such parties, provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or Cash Equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above, provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus [~~Equipment~~]equipment at fair market value in the ordinary course of business, and (iv) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year, provided, that Borrowers shall be required to make mandatory prepayments of the Term Loans and the Equipment Term Loan, in accordance with the provisions of Section date requesting that Lender extend the “Revolving Loan Maturity Date” to November 1, 2011 (such written notification to state that such notice is a “Request for Extension of Revolving Loan Maturity Date,”), then following Lender’s written confirmation thereof to Borrowers, the Revolving Loan Maturity Date shall be extended to November 1, 2011, provided that no Event of Default exists at the time of delivery of such “Request for Extension of Revolving Loan Maturity Date” or shall exist at the time of the extension thereof by Lender.

“Revolving Note” means a promissory note in substantially the form of Exhibit B-3.

“SEC Reports” means the reports, forms or other information required to be filed by Parent Borrower under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as Parent Borrower was required by law to file such reports).

“Secured Obligations” means each Borrower’s obligations under this Agreement and any Loan Document, including any obligation, of any kind or nature, to pay any amount now owing or later arising to Lender (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), whether or not evidenced by any note, agreement or other instrument. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower, in [~~bankruptcy~~]any Insolvency Proceeding, whether or not allowed in such case or proceeding), fees, attorneys’ fees and any other sum chargeable to any Borrower under this Agreement or any of the other Loan Documents.

“Securities” means, collectively, (i) the Term Loan B and (ii) the shares of common Capital Stock of Parent Borrower issued to Lender pursuant to Section 2.5(a)(iii) and Section 2.9 hereof.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Security Documents” means, collectively, Section 3 of this Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Pledge Agreements, the Account Control Agreements, the Collateral Assignments of Acquisition Documents, the Reaffirmation Agreement, all UCC Financing Statements and any other documents executed or to be executed in connection with the foregoing or purporting to grant security interests and Liens on the assets of the applicable Borrower in favor of Lender, as the same may from time to time be amended, modified, supplemented or restated.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its discretion and subject to subordination provisions or agreements satisfactory to Lender in its discretion, including without limitation, the HIA Indebtedness.

“Subordinated Indebtedness Documents” means any and all documents executed by Parent Borrower or any of its Subsidiaries giving rise to or otherwise executed in connection with the Subordinated Indebtedness, including without limitation, any and all promissory notes, loan agreements, security agreements, and any and all collateral and ancillary documents.

“Term Loans” means, collectively, the Term Loan A and the Term Loan B.

“Term Note A” means a promissory note in substantially the form of Exhibit B-1.

“Term Note B” means a promissory note in substantially the form of Exhibit B-2.

“Three Month Measurement Period” means, at any date of determination, the most recently completed three fiscal months of Borrowers.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by the Borrowers and Lender as such may be amended, restated or otherwise modified from time to time.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Twelve Month Measurement Period” means, at any date of determination, the most recently completed twelve consecutive calendar months of Borrowers.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California, provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Valuation Procedures”, when used in reference to determining the price per share of Parent Borrower’s common Capital Stock, means, initially, the determination thereof in good faith by the Board of Directors of Parent Borrower (such price per share herein referred to as the “Proposed Share Price”) and approved by Lender, in its reasonable business judgment. In the event Lender does not accept the Proposed Share Price, then Parent Borrower and Lender shall, in good faith and at Borrowers’ expense, select an independent valuation firm mutually acceptable to each such Person to conduct a valuation of the share price of the Parent Borrower. The determination of such independent valuation firm shall be conclusive, absent manifest error, as between the Parent Borrower and Lender for purposes herein and all costs and expenses incurred in connection with such valuation shall be borne by the Borrowers.

“Waiver and Release Agreement” means that certain Waiver and Release Agreement, dated as of November 20, 2009, among the [~~Loan Parties~~]Borrowers and the Lender.

SECTION 2. THE LOANS

2.1.                                   Revolving Loan.

(a)                                  Advances. Subject to the terms and conditions of this Agreement, Borrowers may, jointly and severally, draw Revolving Loan Advances on or before the Revolving Loan Maturity Date in an aggregate principal amount of up to the lesser of the Borrowing Base or the Maximum Revolving Loan Amount, provided Borrowers shall request only one (1) such Revolving Loan Advance per week, and each Revolving Loan Advance shall be in a minimum amount of $100,000 or if the amount available to be borrowed under the Maximum Revolving Loan Amount is less than $100,000, then such lesser amount. Revolving Loan Advances may be repaid and reborrowed at any time, without premium or penalty. Existing Revolving Loans outstanding as of the Closing Date shall be deemed Revolving Loans and Revolving Loan Advances pursuant to this Agreement and shall be continued hereunder as Revolving Loans and Revolving Loan Advances.

(b)                                 Advance Request. To obtain a Revolving Loan Advance, at least two (2) Business Days prior to the requested Advance Date, Parent Borrower, on its own behalf and on behalf of each Borrower, shall complete, sign and deliver an Advance Request and a Borrowing Base Certificate (with such Borrowing Base Certificate reflecting any adjustments in eligibility criteria requested by Lender whether or not any notice period in respect of such adjustment shall have then elapsed); provided, however that if Borrowers have submitted a Borrowing Base Certificate dated as of a date not more than 3 Business Days prior to the submission of the Advance Request, then the Parent Borrower shall not be required to submit a new Borrowing Base Certificate in connection with such Advance Request unless adjustments are required to reflect any adjustments in the eligibility criteria requested by Lender whether or not any notice period in respect of such adjustments shall have then elapsed. Lender shall fund the Revolving Advance in the manner requested by the Advance Request, provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c)                                  Overadvance Facility. Anything in this Agreement to the contrary notwithstanding, at the request of Parent Borrower, Lender shall make or expressly permit to remain outstanding any Revolving Loan Advance to Borrowers in amounts that cause the aggregate outstanding principal balance of the Revolving Loans to exceed the Borrowing Base (any such excess Revolving Loan Advance are herein referred to individually as an “Overadvance” and collectively as “Overadvances”), provided that (i) the aggregate principal amount of all such Overadvances outstanding shall not exceed $500,000 at any time; (ii) an Overadvance may be outstanding for no more than twenty-eight (28) consecutive calendar days; and (iii) no Overadvance shall be made or permitted to exist at any time (A) during the Overadvance Clean Down Period (and Borrower shall repay such Overadvances no later than the Business Day immediately preceding the first day of each Overadvance Clean Down Period as provided in Section 2.6(a)(iii)) or (B) that an Event of Default then exists or would arise as a result of such Overadvance. Overadvances may be made even if the conditions to lending set forth in

Section 4 have not been met. All Overadvances shall constitute Revolving Loans and bear interest at the Revolving Interest Rate applicable for Overadvances. For purposes of this Section 2.1(c), (x) the aggregate principal amount of all Overadvances shall not exceed $500,000 at any time; and (y) no Overadvance shall cause the aggregate principal amount of all Revolving Loans to exceed the Revolving Loan Maximum Amount.

(d) Interest. Subject to the provisions of Section 2.1(c) Section 2.3 and Section 2.4, the principal balance of the Revolving Loan shall bear interest thereon from the initial Revolving Loan Advance Date for such Revolving Loan Advance, calculated at the floating Revolving Interest Rate based upon a year consisting of 360 days, as applicable, and payable for the actual number of days elapsed.

2.2. Term Loans; Equipment Term Loan.

(a) Term Loan A. On the Closing Date, a portion of the Existing Term Loan in the amount of the Maximum Term Loan A Amount shall be continued hereunder as the Term Loan A.

(b) Term Loan B. On the Closing Date, a portion of the Existing Term Loan in the amount of the Maximum Term Loan B Amount shall be continued hereunder as the Term Loan B.

(c)                                     Interest on the Term Loans.

i.                                          Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan A shall bear interest thereon from the Closing Date at the Term Loan A Interest Rate based on a year consisting of 360 days with interest computed daily based on the actual number of days elapsed.

ii.                                       Subject to the provisions of Section 2.3 and Section 2.4, the principal balance of the Term Loan B shall bear interest thereon from the Closing Date at the Term Loan B Interest Rate based on a year consisting of 360 days with interest computed daily based on the actual number of days elapsed.

(d) Equipment Term Loan.

(i) Advances. Subject to the terms and conditions of this Agreement, Borrowers may, jointly and severally, draw Equipment Term Loan Advances on or before the last day of the Equipment Term Loan Availability Period, in one or more Equipment Term Loan Advances, in an aggregate principal amount of up to the Equipment Term Loan Commitment then outstanding, provided, Borrowers may request up to twelve (12) Equipment Term Loan Advances during the Equipment Term Loan Availability Period, and each Equipment Term Loan Advance shall be in a minimum amount of $250,000 or if the amount available to be borrowed under the Equipment Term Loan Commitment is less than $250,000, then such lesser amount. Upon the funding of any Equipment Term Loan Advance hereunder, the Equipment Term Loan Commitment shall be permanently terminated by an amount equal to such Equipment Term Loan Advance so funded. On the last day of the Equipment Term Loan Availability Period, all outstanding Equipment Term Loan Commitments shall be permanently terminated.

(ii)                                       Advance Request. To obtain an Equipment Term Loan Advance, at least two (2) Business Days prior to the requested Advance Date, Parent Borrower, on its own behalf and on behalf of each Borrower, shall complete, sign and deliver an Advance Request and the Equipment Purchase Orders for which such Advance Request is being made. Lender shall have the right, in its sole discretion, to approve such Equipment Purchase Orders for which an Equipment Term Loan Advance is being requested (each such request to be only for the amounts then proposed to be paid in respect of any such approved Equipment Purchase Orders and not for any amounts to be applied to future payment obligations thereunder), and in the event Lender does not approve any such Equipment Purchase Order(s), the amount of the then requested Equipment Term Loan Advance shall automatically be reduced by the purchase price amount (or portion thereof that is the subject of the requested Equipment Term Loan Advance) identified in the Equipment Purchase Order(s) not approved by Lender or as Lender may otherwise determine in its sole discretion. Lender shall fund the Equipment Term Loan Advance requested as herein provided, provided that each of the conditions precedent to such Equipment Term Loan Advance is satisfied as of the requested Advance Date, unless otherwise agreed to in writing by Lender.

(iii)                                    Interest. Subject to the provisions of Section 2.3 and Section 2.4, the outstanding principal balance of the Equipment Term Loan shall bear interest thereon from the First Amendment Effective Date at the Equipment Term Loan Interest Rate based on a month consisting of 30 days with interest computed daily based on the actual number of days elapsed.

2.3. Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrowers have actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of all Lender Expenses; second, to the payment of accrued and unpaid interest on the Loans, to be apportioned pro rata amongst the Loans; third, to the payment of principal outstanding on the Term Loan A to be applied pro rata to remaining installments of such Term Loan, fourth, to the payment of principal outstanding on the Term Loan B, fifth, to the payment of principal outstanding on the Revolving Loans, sixth, to the payment of principal outstanding on the Equipment Term Loan, seventh, to the payment of any and all other Secured Obligations; and [~~seventh~~] eighth, following the payment in full in cash of all Secured Obligations, the excess (if any) shall be refunded to Borrowers or as a court of competent jurisdiction may direct.

2.4. Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations (including, without limitation, principal, interest, compounded interest and professional fees) shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(d), Section 2.2(c) or Section 2.2([~~c~~]d)(iii), as applicable, plus three percent (3%) per annum (the “Default Rate”). In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in

Section 2.1(d), Section 2.2(c), Section 2.2(d)(iii) or Section 2.4, as applicable. For the avoidance of doubt, interest on an Overadvance made in accordance with Section 2.1(c) shall not bear interest at the Default Rate as a result of a breach of Section 2.6(a)(ii) due to such Overadvance being made or permitted to remain outstanding so long as such Overadvance remains outstanding in compliance with the terms of Section 2.1(c).

2.5.                              Payments.

(a)                                     Interest; Payments Generally.

i.                                          Borrowers will pay cash interest on the Loans on the first Business Day of each calendar month, commencing December 1, 2009.

ii.                                       Notwithstanding subparagraph (a)(i) to the contrary and solely with respect to interest payments on the Term Loan B, (A) for the period commencing on the Closing Date and continuing through but not including the first anniversary of the Closing Date, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) twelve percent (12%) on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date; (B) for the period commencing on the first anniversary of the Closing Date and continuing through but not including the second anniversary of the Closing Date, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) eighteen percent (18%) on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date; and (C) commencing on the second anniversary of the Closing Date and thereafter, on the applicable interest payment date for the Term Loan B, Borrowers will pay accrued and unpaid interest as follows: (1) fifteen percent (15%) interest on the Term Loan B in cash and (2) two and one half percent (2.5%) interest in kind by adding such amount to the outstanding principal amount of the Term Loan B on the applicable interest payment date.

iii.                                    Notwithstanding subparagraph (a)(i) or subparagraph (a)(ii) to the contrary and solely with respect to interest payments on the Term Loan B, at any time that Borrowers either (A) fail to maintain a Consolidated Interest Coverage Ratio equal to or greater than 2.50 to 1.00 as of the last day of the calendar month for which financial statements have been delivered under Section 7.1(a) hereof or (B) fail to deliver the financial statements required under Section 7.1(a) hereof as required under such Section, then on the applicable interest payment date and at Lender’s election in its sole discretion by written notice to Borrowers at least one (1) Business Day prior to such interest payment date, Borrowers will pay interest on the Term Loan B, in whole or in part as determined by Lender in its sole discretion, by paying such accrued interest (x) in cash, and/or (y) in kind by adding such amounts to the principal amount of the Term Loan B as of such interest payment date and/or (z) through the issuance of additional shares of common Capital Stock of Parent Borrower to Lender or any designee of Lender, the number of such additional shares to be determined by Lender by dividing the amount of the accrued interest to be converted into common Capital Stock of the Parent Borrower by the Adjusted 30-Day VWAP Price. In the event that the Parent Borrower and Lender do not agree on the Proposed Share Price, Lender in its sole discretion may, by a subsequent written notice to Borrowers, elect to receive payment in cash and/or in kind by adding such amounts to the principal amounts of the Term Loan B as of such interest payment date. The issuance of such common Capital Stock of Parent Borrower to Lender or any designee of Lender, which stock certificates may include appropriate restrictive legends to the extent applicable, shall be made no more than ten (10) Business Days following the applicable interest payment date or, as applicable, ten (10) Business Days following the final determination of the share price as a result of the Valuation Procedures. Parent Borrower shall have the right to pay cash in lieu of any fractional shares to be issued pursuant to this Section 2.5(a)(iii). In the event that Lender has not delivered a notice as provided herein selecting the method of payment for any interest payment, Borrowers shall pay Lender accrued interest in cash on the applicable interest payment date.

iv.                                   Borrowers shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the relevant Borrower’s account as authorized on the ACH Authorization on each payment date of all scheduled obligations payable to Lender under the Revolving Loan[~~and under~~], the Term Loans and the Equipment Term Loan.

(b)                                 Revolving Loan Maturity Date. The entire principal balance of the Revolving Loan, together with all accrued interest, fees and other Secured Obligations on or relating to the Revolving Loan, shall be repaid in full on the Revolving Loan Maturity Date.

(c)                                  Term Loan Amortization[~~and~~]; Term Loan Maturity Date; Equipment Term Loan Maturity Date.

i.                                          Borrowers shall repay the outstanding principal under the Term Loan A on the first Business Day of each calendar month, commencing December 1, 2010, in equal monthly installments equal to $152,777.78.

ii.                                       The entire principal balance of the Term Loan A, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan A, shall be repaid in full on the Term Loan A Maturity Date.

iii.                                    The entire principal balance of the Term Loan B, together with all accrued interest, fees and other Secured Obligations on or relating to the Term Loan B, shall be repaid in full on the Term Loan B Maturity Date.

iv. The entire principal balance of the Equipment Term Loan, together with all accrued interest, fees and other Secured Obligations on or relating to the Equipment Term Loan, shall be repaid in full on the Equipment Term Loan Maturity Date.

2.6.                              Prepayments.

(a)                                  Mandatory Prepayments.

i.                                     In the event the aggregate Revolving Loan Advances at any time exceed the Maximum Revolving Loan Amount, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

ii.                                  Subject to Section 2.1(c), in the event the aggregate Revolving Loan Advances at any time exceed the then current Borrowing Base, Borrowers shall repay the amount of that excess to Lender within three (3) Business Days of the date such excess arose.

iii.                               The entire principal balance of the Revolving Loan constituting an Overadvance and all accrued interest and fees on or relating to such Revolving Loan shall be repaid in full in cash on the Business Day immediately preceding the first day of each Overadvance Clean Down Period.

iv.                              On or prior to the forty-fifth (45th) day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2010, Borrowers shall prepay the principal amount of the Term Loans and accrued and unpaid interest thereon in an amount equal to (A) seventy five percent (75%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is equal to or greater than 3.0 to 1.0 and (B) fifty percent (50%) of Consolidated Excess Cash Flow in the event that the Consolidated Total Leverage Ratio as at such fiscal quarter end date, calculated based on a Twelve Month Measurement Period, is less than 3.0 to 1.0. Such prepayments to be applied to the Term Loan A and the Term Loan B as follows: first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A; second, to the payment of accrued interest on the Term Loan A; third, to the payment of principal outstanding on the Term Loan B; fourth, to the payment of accrued interest on the Term Loan B; fifth, [~~to the payment of principal outstanding on the Revolving Loan Advances; sixth, to the payment of accrued interest on the Revolving Loan Advances; seventh,~~]to the payment of Lender’s accrued costs, expenses, professional fees (including, without limitation, all Lender Expenses) and any other Secured Obligations on or relating to the Term Loans; and [~~eighth~~]sixth, after all Secured Obligations [~~are~~]on or relating to the Term Loans have been repaid, the excess (if any) shall be refunded to the Borrowers or as a court of competent jurisdiction may direct. Notwithstanding Section 2.6(c) and except as otherwise provided in the immediately preceding sentence, no Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans under this Section 2.6(a)(iv).

v.                                      On the date of any Permitted Transfer that results in a required prepayment pursuant to clause (iv) of the definition of “Permitted Transfer”, Borrowers shall prepay the principal amount of the Term Loans and the Equipment Term Loan and accrued and unpaid interest thereon as follows: first, to the payment of principal outstanding on the Term Loan A to be applied pro rata to installments of such Term Loan A, second, to the payment of accrued interest on the Term Loan A, third, to the payment of principal outstanding on the Term Loan B,[~~and~~] fourth, to the payment of accrued interest on the Term Loan B, fifth, to the payment of principal outstanding on the Equipment Term Loan, and sixth, to the payment of accrued interest on the Equipment Term Loan. No Term Loan Prepayment Charge shall be required for any prepayment of the Term Loans under this Section 2.6(a)(v).

vi.                                   Notwithstanding anything to the contrary contained in this Agreement but subject to Section 10.2, Lender shall apply one hundred and three percent (103%) of the purchase price identified in the Equipment Purchase Orders relating to each item for which payment has been received in the Equipment Term Loan Lockbox or in respect of the equipment and any other items purchased from the proceeds of the Equipment Term Loan, as determined by Lender, to the prepayment of the Equipment Term Loan and other Secured Obligations on or relating to the Equipment Term Loan, as follows: first, to the payment of any outstanding Equipment Term Loan Fee, second, to the payment of the outstanding principal amount of the Equipment Term Loan, and third, to all other Secured Obligations on or relating to the Equipment Term Loan. Of the amounts not applied to the Equipment Term Loan and such other Secured Obligations as hereinabove provided, such amounts shall be returned to Borrowers (or as a court of competent jurisdiction otherwise directs) so long as no Event of Default then exists or could reasonably be expected (with the passage of time or the giving of notice, or both) to exist. In the event any amounts constituting the payment of any Equipment Accounts are received by a Borrower, one hundred percent (100%) of such amounts shall promptly (but in any event within one (1) Business Day of receipt thereof by such Borrower) be wired to Lender in immediately available funds for application to the Equipment Term Loan and other Secured Obligations as provided in this paragraph (a)(vi). The receipt and transfer of such amounts by a Borrower under this paragraph in violation of Section 7.25 shall not be deemed a waiver of any Event of Default arising as a result of the breach of such Section 7.25. Upon payment in full in cash of all Secured Obligations on or relating to the Equipment Term Loan, amounts received in the Equipment Term Loan Lockbox by Lender shall be returned by Lender to Borrowers (or as a court of competent jurisdiction otherwise directs) so long as no Event of Default then exists or could reasonably be expected (with the passage of time or the giving of notice, or both) to exist.

(b)                                 Voluntary Prepayments.

i.                                          Borrowers may prepay the Revolving Loan in whole or in part from time to time without premium or penalty.

ii.                                       Without limiting the obligations of Borrowers under Section 2.9(b)(iii) and Section 2.9(b)(iv), Borrowers may prepay, in whole (or in part with the prior consent of Lender in its sole and absolute discretion), the Term Loan A and the Term Loan B at Borrowers’ option upon at least five (5) Business Days prior written notice to Lender, together with all accrued and unpaid interest thereon and the Term Loan Prepayment Charge on the amount so prepaid.

iii.                                    Upon at least five (5) Business Days prior written notice to Lender, Borrowers may prepay the Equipment Term Loan in whole or in part from time to time without premium or penalty, together with all accrued and unpaid interest thereon.

(c)                                  Term Loan Prepayment Charge.

i.                                          Upon any repayment, prepayment or acceleration of either the Term Loan A and/or the Term Loan B pursuant to Section 2.6(b), Section 2.9(b) and Section 10.1, as applicable, Borrowers shall pay a prepayment charge equal to the following percentage of the Term Loan A and the Term Loan B being prepaid: (A) five percent (5.0%) if such payment is made or required to be made prior to the date that is the first anniversary of the Closing Date; (B) three percent (3.0%) if such payment is made or required to be made on or after the date that is the first anniversary of the Closing Date but prior to the date that is the second anniversary of the Closing Date; and (C) one percent (1.0%) thereafter.

ii.                                       In the event the Borrowers repay or prepay in full the aggregate outstanding principal amount of the Term Loan A and/or the Term Loan B, together with all accrued interest thereon and all other Secured Obligations arising in respect thereof, or upon acceleration of the Term Loans, in each case, at any time on or after the date which is six (6) months following the Closing Date and on or prior to the first anniversary of the Closing Date, Borrowers shall pay a prepayment charge equal to the Yield Revenue Amount. The prepayment charged described in this clause (c)(ii) of this Section 2.6 is in additional to, and not in lieu of, any prepayment charge arising under clause (c)(i) of this Section 2.6.

iii.                                    Borrowers agree that the Term Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the applicable Term Loan.

(d)                                   Revolving Loan Commitment Reduction and Termination.

i.                                          Borrowers may, at any time upon at least five (5) Business Days’ notice to Lender, voluntarily terminate, in whole (or in part solely with the consent of Lender) the Revolving Loan Commitment.

ii.                                       Upon any termination of the Revolving Loan Commitment, including, without limitation, a voluntary termination or reduction of the Revolving Loan Commitment, if required pursuant to Section 10.01 or upon the Revolving Loan Maturity Date, all Revolving Loan Advances, together with all accrued but unpaid interest thereon, shall be immediately due and payable in full.

(e) Equipment Term Loan Commitment Reduction and Termination. Borrowers may, at any time upon at least five (5) Business Days’ notice to Lender, voluntarily terminate, in whole or in part the Equipment Term Loan Commitment.

2.7.                              Fees.

(a)                                  Facility Charge. The Facility Charge shall be fully earned and due on the Closing Date. Commencing on April 1, 2010 and on the first Business Day of each calendar month thereafter, Borrowers shall pay in cash to Lender a portion of the Facility Charge equal to $37,500 until such Facility Charge is paid in full in cash, provided, that (i) in the event the Loans are accelerated pursuant to the terms hereof, the Facility Charge shall become payable on the date such Loans are accelerated and (ii) so long as no Event of Default then exists or is continuing, interest shall not accrue against the amount of the Facility Charge due but not yet paid in accordance with the terms hereof.

(b)                                 Equipment Term Loan Fee. On the date of funding any Equipment Term Loan Advance, the Equipment Term Loan Fee shall be fully earned and due. The Equipment Term Loan Fee shall be paid as provided in Section 2.6(a)(vi) or Section 10.2, as applicable.

2.8. Joint and Several Liability of Borrowers. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Secured Obligations. Each Borrower, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 2.8), it being the intention of Borrowers that all the Secured Obligations shall be the joint and several obligations of Borrowers without preferences or distinction among them. If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrowers will make such payment with respect to, or perform, such Secured Obligation. Each Borrower hereby agrees that it will not enforce any of its rights of

(h)                                 an Advance Request in respect of the Revolving Loan Advance (if any) duly executed by each Borrower’s Chief Executive Officer, Chief Financial Officer or President or equivalent position;

(i)                                     [Intentionally Omitted];

(j)                                     [Intentionally Omitted]

(k)                                  (i) evidence satisfactory to Lender in its discretion that all earn-out obligations of Borrowers and seller notes issued by Borrowers arising in connection with the Delta Acquisition Documents have been restructured in a manner and subject to terms and conditions and documentation satisfactory to Lender; and (ii) an officer’s certificate, duly executed by the Chief Executive Officer, Chief Financial Officer or President or equivalent position, dated as of the Closing Date, certifying and attaching, true, correct and complete copies of the documents evidencing such restructuring, such documents to include, without limitation, the Earn Out Agreement, dated as of May 2, 2008 (as amended) between ISC and Delta Health Systems, Inc.

(l)                                     evidence satisfactory to Lender that the Debt Conversion Agreement dated as of November 20, 2009, between Parent Borrower and Hercules LLC has been duly executed by the parties thereto and the transactions described therein have closed and been effectuated substantially contemporaneously with this Agreement;

(m)                               executed original of the Registration Rights Agreement duly executed by an authorized officer of the Parent Borrower; and

(n)                                 such other documents as Lender may reasonably request.

4.2. All Advances. On each Advance Date:

(a)                                  Lender shall have received an Advance Request for the relevant Advance as required by Section 2.1(b) or Section 2.2(d), as applicable, duly executed by each Borrower’s Chief Executive Officer, Chief Financial Officer or equivalent position.

(b)                                 The representations and warranties set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the Advance Date (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                                  Each Borrower and the Borrowers, collectively shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)                                 Each Advance Request shall be deemed to constitute a representation and warranty by each Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

(e)                                  In connection with any Advance Request for a Revolving Loan Advance, Lender shall have received the documents required pursuant to Section 2.1(b) hereof.

(f)                                    In connection with any Advance Request for am Equipment Term Loan Advance, Lender shall have received the documents required pursuant to Section 2.2(d) hereof.

4.3. No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4. Acknowledgment of Discretionary Lending. Borrowers acknowledge and agree that any Advance made while an Event of Default is then continuing (or while a condition exists that would, or would with the passage of time, the giving of notice or both, constitute an Event of Default) is made at the sole discretion of Lender, and any willingness on the part of Lender to make any Advance while an Event of Default is then continuing (or while a condition exists that would, or would with the passage of time, the giving of notice or both, constitute an Event of Default) shall not constitute a course of dealing or a willingness on the part of Lender to make any subsequent Advance, and shall not constitute a waiver or forbearance of such Event of Default (or such condition). Lender shall continue to have all rights and remedies under the Loan Documents in respect of such Event of Default (or such condition that could constitute an Event of Default), notwithstanding any funding of an Advance made by Lender during the continuance of an Event of Default (or the continuance of such condition that could constitute an Event of Default).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWERS

Each Borrower represents and warrants that:

5.1. Corporate Status. Such Borrower (other than Opt) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Opt is a limited liability company duly organized and subsisting under the laws of the Commonwealth of Pennsylvania, and is duly qualified in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Such Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C(as may be updated by Borrowers in a such Borrower or Borrower Products. Such Borrower has not received any written notice or claim challenging or questioning such Borrower’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed material Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to such Borrower’s knowledge, is there a reasonable basis for any such claim. Neither such Borrower’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12. Financial Accounts. Exhibit E(as may be updated by the Borrowers in a written notice provided to Lender after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein), is a true, correct and complete list of (a) all banks and other financial institutions at which Parent Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Parent Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13. Intentionally Deleted.

5.14. Capitalization and Subsidiaries. Such Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Such Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14 (as may be updated by Borrowers in a written notice provided to Lender after the Closing Date, provided that no such update shall be deemed a waiver of any Event of Default resulting from matters disclosed therein) is a true, correct and complete list of each Subsidiary and each other Person in which a Borrower owns any stock or other equity interests.

5.15. Eligible Accounts. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all Borrowing Base Certificates, invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct (except for any good faith immaterial errors promptly corrected when discovered) and all such Borrowing Base Certificates, invoices, instruments and other documents, and all of each Borrower’s books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Such Borrower has no knowledge of any actual or imminent insolvency proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of such Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.16. Equipment Purchase Orders and Equipment Accounts. All statements made in all Equipment Purchase Orders and any invoices, instruments or other documents relating thereto are and shall be true and correct (other than good faith immaterial errors in the general description of the items to be purchased (e.g., the part number) promptly corrected when discovered). All sales or other transfers of equipment financed in whole or in part by one or more Equipment Term Loan Advance(s) have been made in the ordinary course of business of the applicable Borrower, without any discount or reduction on the purchase price of such equipment and on terms for payment thereof in full in cash on or before a date which is the earlier of sixty (60) days following the date of invoice or the date of delivery of such equipment to such account debtor. All sales and other transactions underlying or giving rise to each Equipment Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Such Borrower has no knowledge of any actual or imminent insolvency proceeding of any account debtor whose accounts constitute Equipment Accounts. To the best of such Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Equipment Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1. Coverage. Each Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in each Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability. Each Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Each Borrower has and agrees to maintain a minimum of $2,000,000 of directors and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as Lender has any commitment to make any Advances to the Borrowers or there are any Secured Obligations outstanding, each Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Each Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2. Certificates. Each Borrower shall deliver to Lender certificates of insurance in form and substance reasonably satisfactory to Lender that evidence such Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Each Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a lender’s loss payee for all risk property damage insurance, subject to the insurer’s approval, a lender’s loss payee for fidelity insurance, and a lender’s loss payee for property insurance and additional insured for liability insurance for any future insurance that such Borrower may acquire from such insurer. The Borrowers shall deliver to Lender additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity, each in form and substance reasonably satisfactory to Lender. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3. Indemnity. Each Borrower hereby agrees to and does indemnify and hold Lender and its officers, directors, employees, agents, attorneys, representatives, professional advisors flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Parent Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d)                                 so long as Lender has any commitment to make any Advances to the Borrowers or there are any Secured Obligations outstanding, as soon as practicable (and in any event within five (5) days after the end of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday), (i) a Borrowing Base Certificate and agings of accounts receivable and accounts payable and (ii) a schedule of Equipment Accounts, identifying each account debtor’s name and contact details, the serial number (or other applicable identifying number) for the equipment sold to such account debtor, the original amount of the Equipment Account of such account debtor, the then outstanding amount of the Equipment Account of such account debtor, the date of invoice of such Equipment Account, the date of delivery of the equipment giving rise to such Equipment Account and such other information and documentation reasonably requested by Lender from time to time, provided that upon payment in full in cash of all Secured Obligations on or related to the Equipment Term Loan, the obligation of the Borrowers to deliver the Schedule described in this clause (d)(ii) shall terminate;

(e)                                  promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(f)                                    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that any Borrower has made available to holders of its Capital Stock and copies of any regular, periodic and special reports or registration statements that any Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange; and

(g)                                 financial and business projections promptly following their approval by a Borrower’s board of directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to rliu@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to rliu@herculestech.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

applicable Subsidiary). All such collateral value reports shall be conducted and made at the Borrowers’ expense.

7.4. Further Assurances. Each Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give a first priority Lien to Lender on the Collateral, subject to Permitted Liens which were as of the Closing Date unavoidable and senior under applicable law to Lender’s liens and security interest (other than Liens under clause (vii) of the definition of Permitted Liens which may be permitted to remain senior to Lender’s Liens). Each Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Borrower hereby authorizes Lender to execute and deliver on behalf of such Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for such Borrower. Borrowers shall protect and defend each Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to each Borrower or Lender other than Permitted Liens.

7.5. Compromise of Agreements.

(a)                                       [~~Compromise of Agreements.~~] Accounts Generally. With respect to Accounts (other than Equipment Accounts) with a combined value in excess of ten percent (10%) of all of Borrowers’ Accounts (other than Equipment Accounts) then outstanding, no Borrower shall (a) grant any material extension of the time of payment thereof, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof, or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by such Borrower in the ordinary course of business of such Borrower.

(b)                                      Equipment Accounts. With respect to Equipment Accounts, no Borrower shall (without the prior written consent of Lender, in its sole discretion):  (a) grant any extension of the time of payment thereof, (b) to any extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof, or (d) allow any credit or discount whatsoever thereon.

7.6. Indebtedness. Parent Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion and (b) the Permitted Subordinated Debt Payments under the HIA Indebtedness in accordance with the HIA Subordination Agreement, so long as no Event of Default shall have occurred or would result therefrom, or any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default or would result therefrom.

(b)                                 Consolidated Total Leverage Ratio. The Borrowers shall not permit the Consolidated Total Leverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be greater than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Total Leverage Ratio
June 30, 2010	6.00:1.00
September 30, 2010	6.00:1.00
December 31, 2010	5.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	3.00:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.00:1.00
March 31, 2012	1.75:1.00
June 30, 2012 and thereafter	1.50:1.00

(c)                                  Consolidated Fixed Charge Coverage Ratio. The Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio for any Twelve Month Measurement Period ending during any fiscal quarter, commencing with the quarter ending June 30, 2010, to be less than the ratio set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Fixed Charge Coverage Ratio
June 30, 2010	0.75:1.00
September 30, 2010	0.75:1.00
December 31, 2010	1.00:1.00
March 31, 2011	1.00:1.00
June 30, 2011	1.25:1.00
September 30, 2011	1.25:1.00
December 31, 2011	1.50:1.00
March 31, 2012	1.50:1.00
June 30, 2012 and thereafter	2.00:1.00

(d)                                 Minimum Cash On Hand. The Borrowers shall not permit at any time its unrestricted Cash on hand to be less than $1,000,000.

7.21. Use of Proceeds. Borrowers will use the proceeds from each of the Term Loans and the Revolving Loan (i) to continue existing debt of the Parent Borrower on the Closing Date, (ii) to fund Permitted Acquisitions and (iii) for general corporate and working capital purposes. Borrowers will use the proceeds from the Equipment Term Loan solely to purchase equipment subject to Equipment Purchase Orders approved by Lender in its sole discretion.

7.22. Reservation of Capital Stock. Parent Borrower shall, at all times after January 31, 2010, reserve for the issuance of additional shares of common Capital Stock pursuant to the terms of Section 2.5(a)(iii) and Section 2.9 hereof and shall, at all times, have a sufficient number of authorized shares so as to permit the issuance of the shares of common Capital Stock as provided under Section 2.5(a)(iii) and Section 2.9.

7.23. Post Closing Requirements.

(a)                                  Budget. On or before a date which is ninety (90) days following the Closing Date, Borrowers shall deliver to Lender a budget for the 2010 fiscal year, such budget to be in form and substance, and with such supporting documentation and underlying assumptions, as reasonably acceptable to Lender.

(b)                                 TD Bank Accounts. On or before January 15, 2010, Borrowers shall enter into, and cause TD Bank to enter into, an Account Control Agreement with Lender or deliver to Lender, evidence satisfactory to Lender, that all TD Bank accounts have been closed.

7.24. Equipment Term Loan Lockbox. On or before March 1, 2010, Borrowers shall establish a lockbox with a financial institution acceptable to Lender in its sole discretion and in the name of Lender, and Borrowers shall enter into, and cause the financial institution where such lockbox is maintained to enter into, a control agreement in form, scope and substance acceptable to Lender with respect to such lockbox. At all times the Equipment Term Loan Lockbox shall be subject to a control agreement acceptable to Lender, and Borrowers shall have no right to terminate such lockbox arrangements without the prior written consent of Lender.

7.25. Equipment Accounts; Invoices for Equipment Accounts. All payments on Equipment Accounts shall be made to the Equipment Term Loan Lockbox. All invoices for equipment giving rise to Equipment Accounts shall clearly direct all account debtors to remit all payments in respect of such equipment to the Equipment Term Loan Lockbox.

7.26. Equipment Account Factoring. At Lender’s request, Borrowers shall promptly enter into one or more factoring arrangement(s) acceptable to Lender with respect to some or all of the Equipment Accounts. Amounts received from such factoring arrangements shall be paid directly to Lender as Lender directs and applied by Lender to Secured Obligations on or relating to the Equipment Term Loan as determined by Lender in its sole discretion.

SECTION 8. INTENTIONALLY DELETED.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1. Payments. Any Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2. Covenants. Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 2.6(a)(vi), 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20, 7.21, [~~7.22~~] 7.22, 7.23, 7.24, 7.25 or [~~7.23~~] 7.26) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (b) with respect to a default under Section 7.20(d) arising solely as a result of an ACH debit entry by Lender the sole purpose of which is to pay out of pocket expenses of Lender, such default continues for more than five (5) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default, or (c) with respect to a default under any of Sections 2.6(a)(vi), 6, 7.1, 7.2, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.17, 7.19, 7.20 (other than as expressly provided in clause (b) of this Section 9.2), 7.21, [~~7.22~~] 7.22, 7.23, 7.24, 7.25 or [~~7.23~~] 7.26, the occurrence of such default; or

9.3. Material Adverse Effect. A circumstance has occurred that has had a Material Adverse Effect; or

9.4. Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between any Borrower and Lender and such default continues for more than fifteen (15) days after the earlier of (a) Lender has given notice of such default to Parent Borrower, or (b) Parent Borrower has actual knowledge of such default; or

9.5. Representations. Any representation or warranty made by any Borrower in any Loan Document shall have been false or misleading in any material respect; or

9.6. Insolvency. Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of such Borrower or of all or any substantial part of the assets or property of such Borrower; or (vi) cease operations of its business, or shall terminate substantially all of its employees; or (vii) any Borrower or its directors or majority shareholders (or equivalent position) shall or majority members or equivalent position, take any action initiating any of the foregoing actions described in clauses (A)(i) through (A)(vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against such Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or (C) shall take any action in furtherance or preparation of any of the foregoing.

9.7. Attachments; Judgments. Any portion of any Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $100,000 which judgment is not covered by insurance and such judgment is not bonded, appealed or otherwise stayed for 30 consecutive days, or any Borrower is enjoined or in any way prevented by court order from conducting any material part of its business; provided, however, that any such attachment, seizure, levy or judgment in excess of $750,000, individually or in the aggregate, shall constitute an Event of Default hereunder not withstanding such insurance coverage, bonding, appeals or stay; or

9.8. Other Obligations. The occurrence of any default under any agreement or obligation of any Borrower involving any Indebtedness in excess of $100,000; or

9.9. Change in Control. A Change in Control shall occur.

SECTION 10. REMEDIES

10.1. General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, terminate any of the commitments evidenced hereunder, accelerate and demand payment of all or any part of the Secured Obligations together with a Term Loan Prepayment Charge and the amounts referenced pursuant to Section 2.7 herein, and declare the Secured Obligations to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6 and Section 9.9, the Loans and all of the Secured Obligations shall automatically be accelerated and made due and payable and the commitments terminated, in each case without any further notice or act), and (ii) Lender may, at its option, notify any of Borrower’s account debtors or any Borrower to make payment directly to Lender, compromise the amount of any such account on such Borrower’s behalf [~~and~~], enter into factoring arrangements in respect of any such account on such Borrower’s behalf and/or endorse [~~Lender~~]Borrower’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may, at its option, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2. Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Borrower agrees that any such public or private sale may occur upon ten (10)

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B-1:	Term A Note

Exhibit B-2:	Term B Note

Exhibit B-3:	Revolving Note

Exhibit B-4	Equipment Term Loan Note

Exhibit C:	Name, Locations, and Other Information for Borrowers

Exhibit D:	Borrowers’ Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrowers’ Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	Borrowing Base Certificate

Exhibit I:	ACH Debit Authorization Agreement

Exhibit J:	Form of Collateral Assignment of Acquisition Documents

Exhibit K	Form of Registration Rights Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1 C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization and Subsidiaries
Schedule 7.14	Deposit Accounts

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date: , 20

Hercules Technology Growth Capital, Inc. 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Attn:

Infologix, Inc., on behalf of itself and InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition LLC and InfoLogix-DDMS, Inc. (collectively, the “Borrowers”) hereby request from Hercules Technology Growth Capital, Inc. (“Lender”) [a [~~[~~]Revolving Loan Advance] [an Equipment Term Loan Advance] in the amount of                                            Dollars ($                                ) on                             , 20     (the “Advance Date”)[ ~~pursuant to the~~], [which is at least two (2) Business Days following the date hereof for any Revolving Loan Advance] [which is at least two (2) Business Days following the date hereof for any Equipment Term Loan Advance], pursuant to the Amended and Restated Loan and Security Agreement, dated as of November 20, 2009 among Borrowers and Lender (as amended and in effect from time to time, the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

Issue a check payable to Parent Borrower

or

Wire Funds to Parent Borrower’s account

Bank:

Address:

ABA Number:

Account Number:

Account Name:

or

With respect to any Equipment Term Loan Advance, wire Funds to the account of [Name of Equipment Supplier]:

Bank:

Address:

ABA Number:

Account Number:

Account Name:

[~~Each~~][(Other than the continuation of the Specified Anticipatory Defaults and the Specified Events of Default, each as defined in the First Amendment),](1) each Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to:  (i) that no event that has had a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date (other than to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as of such date) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that each Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.  Each Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its reasonable discretion, Lender may decline to fund the requested Advance.

Each Borrower hereby represents that no Borrower’s corporate and limited liability company status and locations have changed since the date of this Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [                                                        ], 20[    ].

BORROWERS:	INFOLOGIX, INC., ON BEHALF OF ITSELF AND
INFOLOGIX SYSTEMS CORPORATION
OPT ACQUISITION LLC
EMBEDDED TECHNOLOGIES, LLC
INFOLOGIX — DDMS, INC.

By:
Print Name:
Title:

(1) To be included to the extent applicable.

FORM OF EQUIPMENT TERM LOAN NOTE

$3,000,000	Date: , 20[ ]

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware Limited Liability Company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a”Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Equipment Term Loan Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Equipment Term Loan Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Three Million Dollars ($3,000,000) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon, all as provided in the Loan Agreement referred to below.

This Note is an Equipment Term Loan Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement dated November 20, 2009, by and among Borrowers and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Note has been negotiated and delivered to Lender and is payable in the State of California. This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

INFOLOGIX, INC.

By:
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:
David T. Gulian, President

EXHIBIT H

BORROWING BASE CERTIFICATE

Borrower: InfoLogix, Inc. et al

Revolving Loan Commitment Amount:  $12,000,000.00

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of		$
2. Additions (please explain on reverse)		$
3. TOTAL ACCOUNTS RECEIVABLE		$
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$
5. Balance of 35% over 90 day accounts	$
6. Concentration Limits	$
7. Foreign Accounts	$
8. Deferred Revenue	$
9. Contra Accounts	$
10. Affiliate Accounts	$
11. Governmental Accounts	$
12. Conditional Payment	$
13. Disputed Accounts	$
14. Equipment Accounts	$
[~~14.~~]15. Other (please explain on reverse)	$
[~~15.~~]16. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
[~~16.~~]17. Eligible Accounts (#3 minus #[~~15~~]16)		$
[~~17.~~]18. LOAN VALUE OF ACCOUNTS (85% of #[~~16~~]17)		$
BALANCES
[~~18.~~]19. Maximum Revolving Loan Amount ($12,000,000)		$
[~~19.~~]20. Total Funds Available (Lesser of #[~~18~~]19 or #[~~17~~]18)		$
[~~20.~~]21. Present balance of Revolving Loans		$
[~~21.~~]22. RESERVE POSITION (#[~~19~~]20 minus #[~~20~~]21)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Amended and Restated Loan and Security Agreement between the undersigned and Hercules Technology Growth Capital, Inc.

INFOLOGIX, INC.

By:
Authorized Signer